Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-193250 and Form S-8 Nos. 333-124867 and 333-158772) of our reports dated March 30, 2017, relating to the consolidated financial statements of WidePoint Corporation and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Moss Adams, LLP
Moss Adams, LLP

Scottsdale, Arizona

March 30, 2017